EXHIBIT 3.79
Articles of Association
of
Closure Systems International Holdings (Germany) GmbH
Section 1
Name and Registered Office
1.1 The name of the Company is
Closure Systems International Holdings (Germany) GmbH
1.2 The Company shall have its registered office in Worms.
Section 2
Objects of the Business
2.1 The objects of the business are to participate in enterprises and to acquire holdings in industrial, trade, service and finance companies in Germany and abroad.
2.2 The Company may enter into all transactions and take all measures which are useful, appropriate and conducive for and to the aforesaid objects.
2.3 The Company may establish, acquire, sell or participate in similar or other enterprises, and may establish agencies or branches within Germany and abroad.
2.4 The Company may consolidate affiliated entities, in which it holds shares, under its unified management and/or confine itself to the management of such entities and enter into inter-company Agreements of any kind whatsoever as well as spin-off or transfer its operations in whole or in part to such entities.
2.5 The Company may, as far as permitted by law (in particular with regard to the restrictions set forth in sec. 30.31 of the German Limited Liability Companies Act), carry out financing transactions and may also provide collateral for obligations of affiliated companies (including the Company’s shareholders and their affiliated entities), in particular in the form of guarantees, pledges, global assignments, transfers for security purposes and assignments for security purposes, for its own benefit and for the benefit of any other company or person.
Section 3
Duration of the Company and Business Year
3.1 The Company is established for an indefinite period of time.
3.2 The business year is the calendar year.
Section 4
Share Capital, Capital Contributions
4.1 The share capital of the Company amounts to €25,000.00 (in words: Euro twenty-five-thousand).

4.2 Closure Systems International B.V. (NL) shall pay a contribution on the share capital of the Company in the amount of €25,000.00 (in words: Euro twenty-five-thousand). The contribution shall be paid in cash.
Section 5
Management and Representation
5.1 The Company shall have one or several managing directors. The managing director(s) of the Company shall be appointed, and may be removed at any time, by the shareholders’ meeting.
5.2 If only one managing director has been appointed, the Company shall be represented solely by this managing director.
5.3 If several managing directors have been appointed, the Company shall be represented by two managing directors jointly or by one managing director jointly with a Prokurist.
5.4 The managing director(s) shall be authorized to enter in legal transactions as representatives of the Company and as representatives of affiliates of the Company within the meaning of Sec. 15 et seq. of the German Stock Corporation Act (AktG) (partial exemption from the restrictions set forth in See. 181 of the German Civil Code (BGB)). The shareholders’ meeting may grant individual power to represent the Company to one, several or all managing director(s), and/or further release them from the restrictions set forth in Sec. 181 of the German Civil Code (BGB).
5.5 The shareholders’ meeting may release any one, several or all managing director(s) from any non-compete obligations owed to the Company and/or any companies affiliated with it.
Section 6
Transactions Subject to Approval
6.1 The managing director(s) shall not, without the consent of the shareholders’ meeting, take any action or enter into any transaction beyond the ordinary scope of the Company’s business.
6.2 The shareholders’ meeting may make actions and transactions subject to its consent. The shareholders’ meeting may in particular draw up a list of such actions and transactions as shall be subject to its approval and permission and/or pass rules of procedure for the Management.
6.3 The shareholders’ meeting may give instructions in general or individual cases, which shall be binding on the managing director(s).
6.4 The above provisions of Sec. 6.1 through 63 shall apply mutatis mutandis to the exercise of shareholders’ rights in subsidiaries.
Section 7
Shareholders’ Meeting and Shareholders’ Resolutions
7.1 All shareholders’ meetings shall be convened by one or more managing director(s) irrespective of whether they are jointly or individually authorised to represent the Company. The ordinary shareholders’ meeting shall be held annually, Shareholders’ meetings may, to the extent permitted by law, also be held abroad.
7.2 Shareholders’ resolutions shall be adopted at meetings. Shareholders’ resolutions may be passed orally, in writing, by telex, telegram, facsimile or e-mail without convening and holding a shareholders’ meeting provided that all shareholders consent.

7.3 Shareholders’ resolutions shall be adopted by a simple majority of votes cast unless a larger majority is required by law or by these Articles of Association.
7.4 For the purpose of shareholders’ resolutions, each €50,00 (in words: Euro fifty), in a share shall confer one vote.
7.5 The shareholders arc entitled to appoint a representative for any shareholders’ meeting and for shareholders’ resolutions adopted outside of general meetings.
7.6 The shareholders are — to the extent permissible by law — exempted from the restrictions under Sec. 47 para. 4 of the German Limited Liability Companies Act (GmbH-Gesetz).
Section 8
Annual Accounts
8.1 The Annual Accounts (Balance Sheet and Profit and Loss Statement as well as the Annex) and the Status Report shall be prepared by the managing director(s) within the statutory period following the end of each business year and submitted to the shareholders for approval.
8.2 The Annual Accounts and the Status Report shall — as far as required by law or by a shareholders’ resolution — be audited by an independent auditor, who shall be appointed by the shareholders before being submitted to the ordinary shareholders’ meeting for approval.
8.3 The shareholders’ meeting may decide — to the extent permitted by law — to distribute interim dividends.
Section 9
Unification and Redemption of Shares/Transfer and Disposal of Shares
9.1 Several shares of a shareholder may be consolidated as a single share with the consent of the respective shareholder by shareholders’ resolution.
9.2 Redemption of shares or of any part thereof may be effected at any time by shareholders’ resolution with consent of the shareholder concerned.
Section 10
Miscellaneous
10.1 Notices and official publications of the Company shall be made only through the electronical Federal Gazelle (elektronischer Bundesanzeiger).
10.2 The German language-version of these Articles of Association shall be authoritative.
10.3 Notices to the shareholders will be made to the address last known to the Company.
10.4 The Company bears the costs of registration and official publication arising in connection with the incorporation of the Company up to a maximum amount of €2,500.00 (in words: Euro two thousand five hundred).